Exhibit 5.1

Board of Directors

Acme United Corporation

60 Round Hill Road

Fairfield, CT 06824

Dear Sirs and Madam:

We are corporate general counsel for Acme United Corporation (the “Company”). We are delivering this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) on or about the date hereof of a Form S-8 Registration Statement (the “Registration Statement”) relating to a total of 220,000 shares of Common Stock, par value $2.50 per share, of the Company (the “Shares”), which are being or which may be offered as follows: (i) up to an additional 180,000 Shares issuable upon exercise of options granted or which may be granted pursuant to the Acme United Corporation 2012 Employee Stock Option Plan, as amended effective April 21, 2014 (the “Employee Plan”) and (ii) up to an additional 40,000 Shares issuable upon exercise of options granted or which may be granted pursuant to the Acme United Corporation 2005 Non-Salaried Director Stock Option Plan, as amended effective April 21, 2014 (the “Director Plan”) (both the Employee Plan and the Director Plan are collectively referred to herein as the “Plans”).

We have examined and are familiar with (i) the Restated Certificate of Incorporation and the Bylaws of the Company as presently in effect; (ii) a Certificate of Existence for the Company issued by the Connecticut Secretary of the State dated August 5, 2014; (iii) the corporate proceedings approving the Plans; (iv) the Plans; (v) a form of the option agreements under each Plan; and (vi) such other documents and instruments as we have considered necessary for the purposes of the opinions hereinafter set forth.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, we are of the opinion that:

As of August 18, 2014

1.	The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Connecticut.
2.	Upon issuance and delivery of Shares pursuant to the relevant Plan and the related option agreements thereunder after the date hereof, and payment to the Company of the required option exercise price for the Shares, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter is provided to you for your benefit solely with regard to the Registration Statement, may be relied upon by you only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

We are members of the Bar of the State of Connecticut and some of us are members of other jurisdictions not relevant herein. In connection herewith, we express no opinion on the laws of any jurisdiction other than the laws of the State of Connecticut.

We hereby consent to the use of this opinion and our names in connection with the Registration Statement.

Very truly yours,

BRODY WILKINSON PC

By:	/s/ James E. Rice
James E. Rice, Vice President